Exhibit 21.1

Subsidiaries of Zoomcar Holdings, Inc.

Entity	Relationship	Jurisdiction & Status
Zoomcar, Inc.	Wholly Owned Subsidiary of Zoomcar Holdings, Inc.	Delaware - Active
Zoomcar Netherlands Holding B.V	Wholly Owned Subsidiary of Zoomcar, Inc.	Netherlands - Active
Fleet Holding Pte Ltd.	Wholly Owned Subsidiary of Zoomcar, Inc.	Singapore - Active
Zoomcar India Private Ltd. (“Zoomcar India”)	Majority-Owned Subsidiary of Zoomcar, Inc.	India - Active
Zoomcar Egypt Information Technology Platform LLC.	Majority-Owned Subsidiary of Zoomcar Netherlands Holding B.V	Egypt - Liquidated
PT Zoomcar Indonesia Mobility Service	Majority-Owned Subsidiary of Zoomcar Fleet Holding Pte Ltd.	Indonesia – Active
Zoomcar Vietnam Mobility LLC	Majority-Owned Subsidiary of Zoomcar Fleet Holding Pte Ltd	Vietnam – Bankruptcy Order passed.
Fleet Mobility Philippines Corporation	Subsidiary of Fleet Holding PTE	Philippines - Dissolved
Zoomcar QFZ LLC	Wholly owned subsidiary of Zoomcar India Private Limited.	Qatar – Pending Deregistration.